Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Graybar Electric Company, Inc., for the registration of 850,000 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2009, with respect to the consolidated financial statements of Graybar Electric Company, Inc. included in its Annual Report of Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 21, 2009